RUDEN
McCLOSKY
SMITH
SCHUSTER &
RUSSELL, P.A.
ATTORNEY'S AT LAW


                                November 20, 1996

Roadhouse Grill, Inc.
6600 North Andrews Avenue, Suite 160
Fort Lauderdale, Florida 33309

        Re: Registration Statement on Form S-1
            (No. 333-12751)

Ladies and Gentlemen:

     We have acted as special local counsel for Roadhouse Grill, Inc., a Florida corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 2,875,000 shares of the Company's Common Stock, $.01 par value per share (the "Securities"). We have examined such documents and questions of law as we have deemed necessary or advisable for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Securities, when issued and delivered against payment of the purchase price therefor as described in the above-referenced Registration Statement (as amended, the "Registration Statement"), will be legally issued, fully paid and nonassessable.

     The opinion expressed above is limited in all respects to the laws of the State of Florida in effect as of the date hereof.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained therein under the caption "Legal Matters." In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                           Respectfully submitted,

                                           RUDEN, McCLOSKY, SMITH,
                                           SCHUSTER & RUSSELL, P.A.